SEGMENTZ, INC. ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER OF FISCAL 2004

Company Contact:	Investor Relations Contact:
Segmentz, Inc.	Hayden Communications, Inc.
Allan Marshall	Brett Maas/Matt Hayden

➢ Q4 REVENUES INCREASED 213% TO $14.0 MILLION
➢ Q4 GROSS PROFIT MARGINS INCREASED TO 24.5% FROM 17.4%
➢ FULL-YEAR REVENUES INCREASE 189% TO $42.5 MILLION
➢ 44% ORGANIC PROFORMA REVENUE GROWTH

TAMPA, FL–March 30, 2005-Segmentz, Inc. (AMEX: SZI), a provider of transportation and logistics management services to mid-sized through Fortune 500 companies, announced today financial results for the three months ended and the year ended December 31, 2004.

Revenues for the quarter increased approximately 213 percent to approximately $13.9 million, compared to approximately $4.5 million for the same quarter last year. The increases in revenue are primarily related to the five acquisitions, a dedicated delivery contract in Evansville, IN., and organic growth in the core operations. Costs of services including transportation costs, fuel, insurance, cross-dock facilities and equipment costs, increased approximately 180 percent to approximately $10.5 million, compared to approximately $3.7 million for the same quarter last year. As a percentage of revenues, cost of services amounted to approximately 75 percent of related revenues for the period ended December 31, 2004, as compared with approximately 83 percent for the period ended December 31, 2003. The change in percentage of cost of services to revenue primarily related to the acquisition of Express-1 Inc. and the significant increase of independent contractors to provide services to our customers. The above increases were offset by continued rental equipment costs and repair costs, costs related to the consolidation of operations and call center functions, and a significant increase in depreciation related to the recent acquisitions, which should begin to decline as the Company integrates equipment plans with operational consolidation. The Company anticipates continuing to integrate, consolidate and eliminate redundant expenses in 2005 and will continue its efforts to transform a significant portion of its fleet to an owner operator model, reduce fixed payroll and reduce equipment costs as the fleet is transformed.

General and administrative expense increased by approximately $5.7 million or approximately 517 percent to approximately $6.8 million for the period ended December 31, 2004 as compared to approximately $1.1 million for the period ended December 31, 2003. The increase of general and administrative expenses resulted primarily from restructuring, exit and consolidation costs of approximately $2.6 million, the five acquisitions, expansion of technology, equipment, personnel and infrastructure for increased sales and anticipated increases in the future, expenses directly related to integration of acquisitions, additional sales, marketing and branding efforts to introduce the Company’s expanded locations, service offerings and brands to our new and expanding client base, amortization of intangible assets, increases in expenses directly related to being a public entity and expenses related to prospective acquisitions. The Company had anticipated these increases in general and administrative costs in connection with acquisitions and internally generated growth and believes it will be able to reduce expenses compared to revenue as additional acquisitions are completed, integrated and synergies are capitalized upon. The Company is in the process of consolidating the administrative functions and expects this to continue through the end of the second quarter of 2005.

Allan Marshall, Chief Executive Officer of Segmentz, Inc., commented, “We have reached sufficient size and scale, reporting substantial gains in revenue throughout 2004, and we are now working to integrate the acquisitions we have made and streamline operations appropriately as we pursue an improvement in margins and increasing profitability. Our transition to an owner-operated model with independent contractors is structured to help reduce expenses while providing increased freedom to our network of drivers. We continue to identify and target appropriate, accretive acquisition candidates, which would be complimentary to our growth plan. During the past year, the completion and integration of key acquisitions has expanded our operations, allowing us to provide more services in the regions of the country we cover, which in turn has increased our customer base and the level of service we can provide for their shipping and logistics needs throughout the country.”

For the year ended December 31, 2004, revenues were approximately $42.5 million, an increase of approximately 189 percent compared to the approximately $14.7 million reported for the year ended December 31, 2003 and slightly exceeding the high-end of the Company’s revenue guidance for the year. Operating expenses increased by approximately 209 percent to approximately $34.3 million for the year ended as compared to approximately $11.1 million for the year ended December 31, 2003. General and administrative expense increased, as anticipated, by approximately 301 percent to approximately $13.2 million for the year ended compared to expenses of approximately $3.3 million for the year ended December 31, 2003. The increases were a result of the restructuring, the acquisitions, internal growth, increased spending on technology development and implementation, equipment, and infrastructure for increased sales, and facility expansions. The Company reported a net loss of approximately $3.2 million, or $(0.14) per basic and diluted shares outstanding compared to net income applicable to shareholders of approximately $377,000, or $0.04 per basic and diluted shares outstanding for 2003.

On a pro-forma basis, revenues increased approximately 44 percent to approximately $55.7 million for the year ended December 31, 2004, as compared to pro-forma revenue of approximately $38.8 million last year. On a pro-forma basis, the Company realized a loss of approximately $2.6 million for the year compared with pro-forma income of approximately $1.0 million last year.

Recent Highlights:

♦	On March 29, 2005 Segmentz announced that National Logistics Management recently presented Express-1 with the “Carrier Excellence Award” for its outstanding overall performance in 2004. In 2004, Express-1 maintained the highest carrier rating in the National Logistics Management system.

♦	On March 15, Segmentz announced that the Michigan Economic Development Corporation (MEDC) has committed up to $165,000 in local and state assistance to facilitate the expansion of Segmentz’s Express-1 subsidiary.
♦	The Company continued to strengthen its board of directors, as industry veterans Jim Martell and Pete Whitehead both agreed to join the board during January. Mr. Martell is the former Chief Executive Officer of SmartMail Services, a $200 million company and one of the United States’ leading flat-sized mail and parcel delivery companies in North America. SmartMail was sold to DHL Global Mail in May of 2004. Mr. Whitehead is a retired former President of Atlantic Automotive Components, a joint venture of Ford/Visteon and Venture Industries, in Benton Harbor Michigan.

The Company implemented a restructuring plan aimed at optimizing performance in our call center operations, consolidating several duplicate functions throughout the company, eliminating unprofitable locations and focusing the company on providing premium transportation to our customers. The primary goal was to convert more of our transportation cost to a variable cost model, effectively reducing our fixed cost and appropriately aligning our support functions with sustainable revenue levels. As a result we incurred approximately $2.6 million in related costs. Given that the majority of the restructuring and consolidation plan was complete as of December 31, 2004, the Company believes that there will be between $100,000 and $300,000 of additional related expenses in the first and second quarter and less than $500,000 of cash obligations in 2005.

The Company continued to report a strong balance sheet, with total assets of approximately $25.1 million compared to approximately $13.0 million as of December 31, 2003. To ensure that the Company has adequate near-term liquidity in November 2004, Segmentz entered into an agreement with Fifth Third Bank, a Michigan banking corporation, under which Fifth Third Bank extended an asset-based line of credit to Segmentz, replacing the previous line with Merrill Lynch.

Financial Guidance:

Management reiterated its guidance for 2005, announcing that it expects to report between $60 million and $70 million in revenue, exclusive of additional acquisitions, and between $5 million and $7 million in EBITDA. Future acquisitions and incremental operating improvements emanating from future consolidation efforts are not included and could provide additional upside to this guidance.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and (b) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only as supplemental information.

Teleconference Information

Management will host a conference call to discuss the Company’s 2004 fourth quarter results at 4:30 p.m. Eastern on Wednesday, March 30, 2005. Anyone interested in participating should call 800-247-9979 if calling within the United States or 973-409-9254 if calling internationally approximately 5 to 10 minutes prior to 4:30 p.m. There will be a playback available until April 7, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 5793094 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at Segmentz’s website at http://www.segmentz.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through April 30, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. All these Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The company is committed to a strategy of continued growth through a non-asset based model. The company has a state of the art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure, that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1 visit www.express-1.com, and for more information about Segmentz visit www.segmentz.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions, adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time by Segmentz in periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004.

-Tables Follow-

Segmentz, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Revenues:
Operating revenue	$13,931,000	$4,454,000	$42,481,000	$14,390,000
Consulting and other revenue				298,000

	13,931,000	4,454,000	42,481,000	14,688,000

Expenses:
Operating expenses	10,517,000	3,683,000	34,320,000	11,119,000
General and administrative expenses	6,840,000	1,108,000	13,282,000	3,310,000
Interest and other expense	45,000	(55,000)	38,000	82,000

Income (loss) before tax (benefit) provision	(3,471,000)	(282,000)	(5,159,000)	177,000
Income tax (benefit) provision	(1,320,000)	(159,000)	(1,921,000)	(26,000)

Net (loss) income	(2,151,000)	(123,000)	(3,238,000)	203,000
Gain on repurchase of preferred shares		174,000		174,000
Net (loss) income applicable to Shareholders	$(2,151,000)	$51,000	$(3,238,000)	$377,000

Basic (loss) earnings per common share	$(0.08)	$0.00	$(0.14)	$0.04

Basic weighted average common shares outstanding	26,567,803	13,979,375	23,935,786	9,403,695

Diluted (loss) earnings per common share	$(0.08)	$0.00	$(0.14)	$0.04

Diluted weighted average common shares outstanding	26,657,803	15,290,008	23,935,768	10,630,956

BALANCE SHEET HIGHLIGHTS

	December 31st 2004	December 31st 2003
Cash	$854,000	$2,029,000
Total Current Assets	$10,902,000	$7,291,000
Net Property and Equipment	$4,120,000	$3,072,000
Total Assets	$25,065,000	$12,982,000

Total Current Liabilities	$7,188,000	$3,854,000
Total Liabilities	$7,763,000	$4,656,000
Stockholders’ Equity	$17,302,000	$8,326,000
Total Liabilities and Equity	$25,065,000	$12,982,000

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